Exhibit 99.1

Name and Address of Reporting Person:	John Greene
c/o Bardin Hill Investment Partners LP
477 Madison Avenue, 8th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Event Requiring Statement
(Month/Day/Year):	December 4, 2018

Footnotes to Form 3

(1) Represents 1,897,981 shares directly held by Halcyon Energy, Power & Infrastructure Capital Holdings LLC (“HEPI”) (including 156,632 shares issuable pursuant to the that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones), 4,455,590 shares directly held by HCN LP (“HCN”) (including 365,395 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 2,878,758 shares held directly held by Halcyon Mount Bonnell Fund LP (“Mount Bonnell”) (including 237,580 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 704,813 shares directly held by First Series of HDML Fund I LLC (“HDML”) (including 57,100 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 329,411 shares directly held by Bardin Hill Event-Driven Master Fund LP (“Bardin Hill Master Fund”).

(2) HCN GP LLC is the general partner of HCN.  Bardin Hill Fund GP LLC is the general partner of Mount Bonnell and Bardin Hill Master Fund and the investment member of HDML. Bardin Hill Investment Partners LP (“Bardin Hill Partners”) is the investment manager for each of Mount Bonnell, HCN, HEPI and HDML. John Greene is one member of three-person investment committee of Bardin Hill Partners who has individual decision-making authority with respect to the Issuer’s securities and is deemed to be a director by deputization of the Issuer.

(3)  Subject to certain adjustments as specified in the Certificate of Designations, filed by Bardin Hill Partners as Exhibit 3 to Amendment No. 4 to Schedule 13D on August 13, 2018 (the “Certificate of Designations”).

(4) The Issuer has the option to convert all, but not less than all shares of Series A Preferred Stock into shares of Common Stock at a conversion price of $7.50 per share, subject to adjustments, on any date on which the volume weighted average trading price of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of $7.50 per share, subject to adjustments and certain terms and conditions, pursuant to the Certificate of Designations. The Issuer must convert all shares of Series A Preferred Stock into shares of Common Stock at a conversion price of $7.50 on the earlier of (i) 10 business days following a FID Event (as defined in the Certificate of Designations) and (ii) August 9, 2028, in each case, subject to adjustments, including for dividends, as specified in the Certificate of Designations.

(5) Convertible initially into 227,867 shares of Common Stock, which represents: 21,200 shares issuable to Bardin Hill Master Fund upon conversion, 141,467 shares issuable to HCN upon conversion, and 65,200 shares issuable to HDML upon conversion, in each case, subject to adjustments as specified in the Certificate of Designations.

(6) Subject to certain adjustments as specified in the Warrant Agreement, by and between Bardin Hill Partners (f/k/a Halcyon Capital Management LP) and the Issuer, filed by Bardin Hill Partners as Exhibit 4 to Amendment No. 4 to Schedule 13D on August 13, 2018 (the “Warrant Agreement”).

(7) Exercisable by holder on August 9, 2021.  Prior to such date, the Issuer can force mandatory exercise if the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the 90 prior trading days is equal to or greater than 175% of $7.50 per share of Common Stock, subject to adjustments as specified in the Warrant Agreement.

(8) Exercisable initially into 28,676 shares of Common Stock, which represents: 8,205 shares of Common Stock issuable upon exercise to HDML, 17,792 shares of Common Stock issuable upon exercise to HCN and 2,679 shares of Common Stock issuable upon exercise to Bardin Hill Master Fund, in each case, subject to adjustments as specified in the Warrant Agreement.

(9) The Reporting Person disclaims beneficial ownership of the shares reported herein, except to the extent of his pecuniary interest.